Exhibit 10.12

Framework Agreement for Engineering, Procurement and Construction Services for Renovation Work

This Agreement was made and entered into by and between the following parties in Beijing, the People’s Republic of China (the “PRC”) on October 17, 2023:

Party A: SUPER HI INTERNATIONAL HOLDING LTD. (on behalf of itself and its subsidiaries)

Address: 1 Paya Lebar Link #09-04 PLQ 1 Paya Lebar Quarter Singapore 408533

Party B: YIZHIHUA (SINGAPORE) CO.PTE.LTD (on behalf of itself and its subsidiaries)

Address: 112 ROBINSON ROAD #03-01 ROBINSON 112 Singapore 068902

Whereas:

Party B and its subsidiaries (hereinafter collectively referred to as “Party B”) intend to provide Party A and its subsidiaries (hereinafter collectively referred to as “Party A”) with the engineering, procurement and construction services for renovation work for Party A's catering outlets, and Party A is willing to purchase such services.

To specify the rights and obligations of Party B in providing relevant services to Party A, this Agreement in respect of the provision of services by Party B to Party A was made and entered into by consensus between Party A and Party B for joint compliance.

Article 1  Nature of Agreement

1.1	This Agreement is the framework and principle agreement between Party A and Party B. On the basis of the terms and conditions of this Agreement, the contract specific for projects (hereinafter referred to as the “project contract”) shall be entered into and complied with in relation to the engineering, procurement and construction services for renovation work of catering outlets provided by Party B to Party A (including subsidiaries of Party A and Party B under the Listing Rules as defined below).

1.2	This Agreement and appendixes hereto (if any) shall constitute the entire Agreement.

Article 2  Engineering, Procurement and Construction Services for Renovation Work

2.1	Party B shall provide the engineering, procurement and construction services to Party A in relation to internal renovation and refurbishment, including but not limited to the renovation works, procurement and selection of materials and equipment for the works, site investigation, design, construction and appointment to subcontractors for the foregoing services, as well as construction and maintenance services, supervisory services, and project management consulting services from time to time in the later stage.

2.2	Party B shall take a holistic approach to the budget, quality, safety and progress in the process of renovation, handle the warranty, reworking, expenses and other matters, and ensure that such renovation works are acceptable and satisfy the operational needs of Party A’s designated subsidiaries;

2.3	Scope of works: interior renovation of the original building, decoration and renovation, secondary structure construction, temporary construction, demolition work, furniture work, electrical (high-voltage and low-voltage current ) work, water supply and drainage work, ventilation work, air-conditioning and fresh air work, cold storage and thermostatic room work, fire-fighting work, pipeline laying of beverage system, installation of kids' toys and facilities, equipment and shelf work, soft decoration, night-time construction (including temporary night-time construction and sudden night-time construction for cross operation, such as changing the overall professional construction to night-time construction with the expenses separately accounted) as well as site design changes, work contact lists, construction, installation, acceptance and warranty of related ancillary supporting works, site management, coordination of the various professions, and connection, linkage, debugging, and other matters concerning property-related systems.

2.4	The free warranty period is 12 months as of the date of handing over all works with Party A's consent or the date of issuance of completion proof, whichever is earlier, with a 3-5% warranty deposit reserved.

Article 3  Rights and Obligations of Party A

3.1	Party A entrusts Party B to provide Party A with the engineering, procurement and construction services for the renovation works as agreed in this Agreement.

3.2	The specific project contract will be signed by and between Party A (or its designated subsidiary) and Party B after Party A conducts the site location, market research and planning of projects for the designated subsidiaries.

3.3	Party A shall, in accordance with the stipulation in the specific project contract, instruct Party B and require Party B to provide renovation services.

3.4	Party A shall have the right to assign relevant personnel from time to time to supervise the progress, quality, safety, construction and other processes of the specific project. In case of any problem, Party A shall have the right to require the rectification of Party B or to require Party B to urge the pertinent professional entities for rectification, and Party B shall proactively cooperate with Party A.

3.5	Party A will participate in the completion and acceptance of the work and assist in the handover procedure of the work after Party A receives the written notice regarding the satisfaction of conditions of completion and acceptance from Party B.

3.6	Party A is obliged to reconcile the account with Party B and pay the fees within the time as agreed by the parties hereto.

3.7	Party A may assign a project manager or representative to execute this Agreement on Party A's behalf. Party A shall inform Party B of Party A's choice of representative in accordance with this Agreement.

3.8	Party A shall have the right to withhold the contract amount in the event that Party B fails to carry out the works in accordance with the contract documents until Party B makes the corresponding rectification.

3.9	Party A reserves the right to carry out construction in connection with the project by Party A’s employees, and to enter into construction agreements with third parties in respect of other parts of the project not covered by the “work” or other construction or work on site under the same or substantially similar contractual conditions (including those relating to insurance and waiver of subrogation) as those set out in this Agreement.

Article 4  Rights and Obligations of Party B

4.1	Party B may accept Party A's entrustment to provide Party A with engineering, procurement and construction services for renovation work.

4.2	Party B shall have the right to obtain the renovation service fees pursuant to this Agreement after the fulfillment of the specific project contract and confirmation by Party A.

4.3	Party B shall complete the renovation works in accordance with Party A’s instructions.

4.4	Party B shall ensure the quality, safety and construction progress of the project in accordance with the stipulation of the project contract; Party B shall be responsible for the collation and delivery of the data and information concerning completion and acceptance.

4.5	Party B has the right to decide whether or not to subcontract according to the needs of the specific project and relevant regulations;

4.6	Party B shall be responsible for receiving the materials provided by Party A and keeping the same properly.

4.7	Party B shall, in accordance with the relevant laws and regulations, make its reasonable efforts to promote the renovations pursuant to the standards stipulated in the relevant regulations.

4.8	Party B shall ensure that the renovation work passes Party A's acceptance within the period agreed in the project contract. The acceptance criteria shall be subject to Party A's comments. Upon completion of the renovation, Party B shall notify Party A of such completion, organize the relevant acceptance of the project and hand over such renovation works to Party A.

4.9	Party B's payment shall be confirmed by the signature of Party A's project team leader. If the site has not reached the conditions of payment request, the project management company can sign after the site reaches the agreed payment conditions.

4.10	Party B is obliged to actively cooperate to inspect and record the process or construction procedure according to the design drawings and relevant standards, and record the inspection results of the quality of processing and fabrication and construction procedure.

4.11	Party B shall be responsible for the acts and omissions of Party B's employees, subcontractors and their agents and employees, and other personnel or entities performing parts of the work on behalf of Party B or any of its subcontractors. Any breach of this Agreement arising from the acts of Party B’s employees, subcontractors and their agents shall be deemed to be a breach by Party B and Party B shall be liable to Party A for such breach.

4.12	Party B shall enforce strict rules of discipline and order amongst its employees and other personnel performing this Agreement. Party B shall employ professional personnel to carry out the assigned tasks.

4.13	Party B is required to improve the construction drawings before quoting and present Party A with a complete and accurate quote based on the construction drawings after communication between the parties, and the quote shall be deemed confirmed once accepted by Party A and included in this Agreement.

Article 5  Method of Settlement

5.1	This Agreement is a framework agreement in respect of the specific project contracts for the subsidiaries designated by Party A. The parties shall determine the renovation fee standard based on the prevailing market price of engineering, procurement and construction services for renovation work, and determine the renovation fees based on the cost, quality, area and other factors of the specific project. The specific fee standard is subject to the actual foregoing contract.

5.2	Party A shall pay the renovation fees to Party B after acceptance of the project. The renovation fees shall be paid at the time as agreed upon in the project contract. Party B shall submit the payment application form to Party A before the payment time and such application shall be confirmed by Party A. Party B shall issue an invoice according to Party A's instruction and submit the same to Party A after Party A's confirmation. Party A shall make the payment to Party B upon Party A's receipt of a valid invoice from Party B. Party B is obliged to actively make a reasonable reminder to Party A.

5.3	Party A shall, depending on the specific circumstances, implement a reward settlement for Party B in combination with the additional value created by Party B for the specific project during the renovation and the assessment of the work schedule.

5.4	Party B shall compensate Party A for the actual material loss caused in the construction process.

5.5	Party A shall have the right to deduct the damages determined in accordance with the terms and conditions of this Agreement and the portion of liquidated damages for Party B's breach of contract directly from any outstanding fees payable to Party B at the time of payment of renovation fees.

5.6	Party A shall no longer accept any settlement information increased by Party B (such as drawings, visa change orders, and proof of price) in the process of project settlement review after Party A receives Party B’s settlement information. Any omitted item in the settlement statement shall be deemed as the concession to Party A and shall not be added.

5.7	Party A shall have the right to withhold from the contract price the amount to be withheld in accordance with the law. Party B hereby agrees to exempt Party A from all such taxes, duties and other expenses, including fines, penalties and other expenses arising out of Party B’s failure to pay the subcontractor and any such taxes, expenses, penalties or interest levied or assessed against Party A on account of the subcontractor's liability.

Article 6  Liability for Breach of the Agreement

6.1	Unless otherwise stipulated in this Agreement, if either party defaults or fails to perform in full its obligations hereunder, or breaches any of its representations, guarantees or commitments herein, it shall be deemed to be in breach of this Agreement and, if the other party suffers loss as a result of such failure, the defaulting party shall indemnify the other party and hold the other party harmless against the loss suffered.

Article 7  Pertinent Matters under the Listing Rules

7.1	Given that Party A is currently a listed company on the Main Board Listed of the Stock Exchange of Hong Kong Limited (hereinafter referred to as the “Hong Kong Stock Exchange”), Party B constitutes the connected person of Party A under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter referred to as the “Listing Rules”), and the transactions under this Agreement constitute continuing connected transactions under the Listing Rules. Now therefore, the parties hereby agree:

a)	During the term of this Agreement, Party B agrees to provide all required information and assistance to independent non-executive directors and/or appointed financial advisers, auditors and legal advisers of Party A, to assist Party A in fulfilling obligations as a company listed on the Main Board of the Hong Kong Stock Exchange and making the relevant disclosures as required by the relevant securities regulatory rules.

b)	In the event that the transactions under this Agreement and the modification, change, rescission or re-entry of this Agreement are subject to the approval of the independent shareholders of Party A (or the obtaining of the relevant waiver from the Hong Kong Stock Exchange) and/or the compliance with other relevant securities regulatory requirements in accordance with the requirements of the Listing Rules, the performance of this Agreement in relation to such transactions shall be conditional upon the obtaining of the approval of the independent shareholders of Party A (or the obtaining of the relevant waiver from the Hong Kong Stock Exchange) and/or the compliance with other relevant securities regulatory requirements.

c)	During the term of this Agreement, the parties agree to endeavor to keep the amount of the relevant transactions under this Agreement within the annual aggregate limit as disclosed in Party A’s announcement launched on the date of signing of this Agreement. In the event that the transaction amount between the parties is expected to exceed such limit, Party A shall update an announcement as soon as possible and convene a general meeting of shareholders of Party A to consider and approve the new annual aggregate limit (if applicable) in accordance with the Listing Rules and the provisions of the articles of association of Party A. Prior to the publication of the announcement by Party A and the obtaining of the independent shareholders' approval (if applicable), the parties agree to endeavor to control the amount of the relevant transactions within the annual aggregate limit.

Article 8  Duration

8.1	The term of this Agreement is from January 1, 2024 to December 31, 2026.

8.2	Subject to the relevant requirements of the Listing Rules and other applicable laws and regulations, this Agreement will be automatically renewed for a three-year period each time without any limitation on the number of times of renewal unless Party A notifies Party B in writing in advance 30 days prior to the expiry of the term of this Agreement. Other terms during the renewal period shall be adjusted by the parties hereto through separate negotiations in light of the actual status at that time.

Article 9  Confidentiality

9.1	Party A and Party B shall guarantee that at any time and under any circumstances, each party will not disclose to others the business secrets (including but not limited to prices, sales data, knowledge, technology, exclusive knowledge, product formulas, and other information that involves business secrets) of the other party it knows or make improper use of such information for the benefit of itself or others. In case of any disclosure, the breaching party shall bear all the losses thus caused to the non-breaching party, except the disclosure required to be made by Party A in accordance with the Listing Rules, other relevant securities regulatory rules or the requirements of regulators.

Article 10  Force Majeure

10.1	The force majeure events referred to in this Agreement include governmental acts, fires, explosions, typhoons, floods, earthquakes, tidal waves, lightning, war, pandemics, terrorist activities and other objective conditions that cannot be foreseen, avoided and overcome by either party (hereinafter referred to as force majeure events). If a force majeure event happens to either party, the party in question shall promptly notify the other party of such event and provide the other party with a written proof from the authority within 7 days.

10.2	In the event of a force majeure event, neither party shall be liable for any damage, loss or additional costs caused by the failure or delay in the performance of this Agreement due to the force majeure event; the failure or delay in the performance of this Agreement by either party due to the force majeure event shall not be regarded as a breach of this Agreement; the party affected by the force majeure event shall take appropriate measures to exempt or minimize the impact caused by the force majeure event, and shall make every effort to perform such obligations as are unable or delayed to perform due to the force majeure event. After the elimination of the force majeure event, the parties agree that each party shall use its best efforts to perform this Agreement, or to negotiate on the change or rescission of this Agreement or specific provisions hereof.

Article 11  Change and Rescission of the Agreement

11.1	If, through consultation, the parties to this Agreement reach a consensus, this Agreement may be changed, provided that a written supplemental agreement shall be signed and Article 7.1 of this Agreement shall be observed.

11.2	If any of the following situations occurs, this Agreement may be rescinded:

a)	This Agreement cannot be performed for up to 60 days due to force majeure events;

b)	The parties reach a written termination agreement through consultation;

c)	The default of either party makes the performance of this Agreement impossible or unnecessary, and the party in question shall bear liabilities for breach of this Agreement.

Article 12  Dispute Resolution and Applicable Laws

12.1	Any dispute arising from the performance of this Agreement shall be resolved by the parties through consultation. In case of failure to the consultation, either party may file the dispute to the Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules in force at that time.

12.2	This Agreement is governed by, and shall be construed and executed in accordance with the laws of Hong Kong.

Article 13  Miscellaneous

13.1	This Agreement is made in quadruplicate, with each party holding two duplicates.

13.2	This Agreement shall come into force for the period of time set forth herein after it has been signed by the parties.

13.3	For matters not covered herein, the parties shall separately make and enter into a supplementary agreement after a consensus between the parties, which shall have the equal effect as this Agreement.

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Party A: SUPER HI INTERNATIONAL HOLDING LTD. (on behalf of itself and its subsidiaries)

Authorized representative: /s/ Cong Qu

Party B: YIZHIHUA (SINGAPORE) CO.PTE.LTD (on behalf of itself and its subsidiaries)

Authorized representative: /s/ Shuoyi Zhang